Exhibit 1

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           Bunge Revises Guidance for Third Quarter and Full Year 2003

WHITE PLAINS, NY - September 16, 2003 - Bunge Limited (NYSE: BG) today announced that it is reducing its projected net income for the quarter ending September 30, 2003, to $75 to $80 million, or $0.75 to $0.80 per share, and for the full year to $360 to $370 million, or $3.61 to $3.71 per share, based on 99.7 million shares outstanding. Bunge's prior guidance was $90 to $95 million, or $0.90 to $0.95 per share, for the third quarter, and $380 to $390 million, or $3.81 to $3.91 per share, for the full year 2003. Both the previous and the updated guidance include a $111 million gain on the sale of Bunge's ingredients business to The Solae Company.

The primary factor contributing to Bunge's decision to revise its guidance was the U.S. Department of Agriculture's (USDA) sharply reduced U.S. soybean crop forecast in its World Agricultural Supply and Demand Estimates released on September 11, 2003. In the report, the USDA projected that U.S. soybean production for 2003-2004 will total 2.643 billion bushels, a shortfall of 219 million bushels compared to the USDA's August estimate and the lowest crop yield since 1996-1997. Hot and dry conditions during the month of August, a critical period for soybean pod formation, caused the revision. U.S. soybean production totaled 2.730 billion bushels in 2002-2003.

Bill Wells, Chief Financial Officer, stated: "After initial market expectations of a record North American crop, the USDA forecasted that soybeans will be in short supply. This will create corresponding pressure on soy crush margins in North America and Europe. Although the impact of this supply shortage is likely to be mitigated by improved margins in South America, where soybean supplies remain ample, we believe it is prudent to revise our guidance at this time for the third quarter and full year 2003."

About Bunge Limited

Bunge Limited (www.bunge.com) is an integrated, global agribusiness and food company operating in the farm-to-consumer food chain with worldwide distribution capabilities and primary operations in North America, South America and Europe. Founded in 1818 and headquartered in White Plains, New York, Bunge has 24,000 employees and locations in 29 countries. Bunge is the world's leading oilseed processing company, the largest producer and supplier of fertilizers to farmers in South America and the world's leading seller of bottled vegetable oils to consumers.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-


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looking statements by using words including "may," "will," "expect,"
"anticipate," "believe," "intend," "estimate" and "continue" and similar expressions. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and alliances; estimated demand for commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry; economic and political conditions in the primary markets where we operate; and other economic, business, competitive and/or regulatory factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.